UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2006

Pinnacle Foods Group Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-118390

Delaware	94-3303521
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6 Executive Campus, Suite 100 Cherry Hill, New Jersey	08002
(Address of principal executive offices)	(Zip code)

(856) 969-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement with Jeffrey P. Ansell

On June 13, 2006, the Board of Directors of Pinnacle Foods Group Inc. (“Pinnacle”) appointed Jeffrey P. Ansell as its Chief Executive Officer. Mr. Ansell’s employment with Pinnacle is expected to commence on July 5, 2006. The material terms of Mr. Ansell’s employment agreement (the “Agreement”) with Pinnacle, include the following:

•	An annual base salary of $600,000 (“Annual Base Salary”)

•	An annual bonus of up to 100% of his Annual Base Salary upon the achievement of target performance criteria as established by Pinnacle’s Compensation Committee (“Target Bonus”). In addition, Mr. Ansell shall be entitled to receive an additional annual bonus of up to 50% of his Annual Base Salary based upon the achievement of additional performance criteria beyond the criteria set for the Target Bonus, with the additional criteria also to be established by Pinnacle’s Compensation Committee (“Stretch Bonus”). The Target Bonus and Stretch Bonus for 2006 shall be prorated based on Mr. Ansell’s start date.

•	A signing bonus of $60,000, payable within 30 days of the date his employment commences as well as an anniversary bonus of $60,000 payable one year from the date his employment commences.

•	A grant of 3.5 million stock options (the “Initial Grant”) pursuant to the terms and conditions of the 2004 Stock Option Plan (the “Option Plan”). The options will be granted with an exercise price of $1.00 per share and, except as mentioned below, will generally be subject to the terms and conditions of the Option Plan. The Initial Grant shall be as of the date employment commences and shall vest as follows: 2/9th vesting upon the date employment commences, 2/9th vesting on the 1st anniversary of employment, 2/9th on the second anniversary and all other vesting per the Option Plan.

•	Additional grants of stock options (not to exceed 500,000) pursuant to the Option Plan in such number of stock options as equals the number of shares of common stock that Mr. Ansell purchases under the 2004 Employee Stock Purchase Plan.

•	Reimbursement of relocation expenses in accordance with Pinnacle’s Relocation Policy.

•	Subject to executing a general release of Pinnacle, Mr. Ansell will be entitled to receive severance payments if he is terminated without “cause,” if he terminates his employment for “good reason” or in the event of a termination resulting from death or disability. Such severance payments will consist of an amount equal to one times the amount of the then current Annual Base Compensation, as defined to include the Annual Base Salary and the prior year’s Annual Bonus, provided, however that in all events, the severance amount shall not be less than $1,000,000 as well as continued coverage under the Company’s medical and health plans, partial vesting of certain options grants, and a possible partial Annual Bonus for the then current fiscal year.

Pinnacle issued a press release announcing Mr. Ansell’s appointment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 13, 2006, Jeffrey P. Ansell was appointed as Pinnacle’s Chief Executive Officer, effective July 5, 2006. As was previously announced on Form 8-K on December 23, 2005, C. Dean Metropoulos, Pinnacle’s Chairman and Chief Executive Officer will be stepping down as Chief Executive Officer, but will remain as Chairman.

Mr. Ansell, 47, has served as the President of Procter & Gamble’s pet nutrition business, The Iams Company, since 1999. Prior to that, Mr. Ansell held various executive management roles within Proctor & Gamble, including General Manager of the North American and European Baby Care businesses (Pampers® and Luvs® diapers) as well as senior marketing leadership positions on brands such as Pringles®, Sunny Delight® and Folgers®.

A description of the material terms of Mr. Ansell’s employment agreement with the Company is set forth under Item 1.01 above.

Mr. Ansell does not have any relationship or related transaction with Pinnacle that would require disclosure pursuant to Item 401(d) or Item 404(a) of Securities and Exchange Commission Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press release issued by Pinnacle Foods Group Inc. dated June 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PINNACLE FOODS GROUP INC.

By:	/s/ N. Michael Dion
Name:	N. Michael Dion
Title:	Executive Vice President and Chief Financial Officer

Date: June 14, 2006

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